AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

NITCHES, INC.

The undersigned, constituting at least two-thirds of the members of the board of directors of Nitches, Inc. (the “Corporation”), do hereby certify that:

A. The articles of incorporation of the Corporation are hereby amended and restated in their entirety, effective as of the date of filing hereof with the Secretary of State of Nevada pursuant to Nevada Revised Statutes Sections 78.380 and 78.403, to read as follows:

ARTICLE I

The name of the Corporation is Nitches, Inc.

ARTICLE II

The name and address of the resident agent in the State of Nevada is:

Tom Miller
1105 Terminal Way, Ste. 202
Reno, Nevada 89502

ARTICLE III

Section 1. General. The total number of shares of capital stock which the Corporation shall have the authority to issue is Seventy-Five Million (75,000,000) shares with a par value of $0.001 per share of which Fifty Million (50,000,000) shares shall be designated common stock and Twenty-Five Million (25,000,000) shares shall be designated preferred stock. The authorized but unissued shares of common stock and preferred stock shall be available for issuance at any time and from time to time, in whole or in part, and upon such terms and conditions and for such consideration, not less than the par value thereof, as which may be provided by the board of directors of the Corporation. The preferred stock may be issued from time to time in one or more series, each series having such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution providing for the issuance of preferred stock or any series thereof adopted by the board of directors.

Section 2. Designation of Series A Preferred Stock. Of the Twenty-Five Million (25,000,000) shares of capital stock of the Corporation that shall be designated preferred stock, there shall be a series of preferred stock designated as “Series A Preferred Stock” and the number of shares constituting such series shall be Eight Thousand Eight Hundred Twenty (8,820). Such series is referred to herein as the “Series A Preferred Stock” and shall have the following powers, preferences, limitations, restrictions and rights:

(a) Liquidation Rights. In the event of any liquidation, dissolution, winding up or “Change of Control” (meaning, for these purposes, any sale, exchange, conveyance or other disposition of all or substantially all of the assets of the Corporation or of the outstanding capital stock of the Corporation, or a reorganization or recapitalization, in a transaction or series of transactions in which more than 50% of the voting power of the Corporation is acquired by persons that are not then stockholders of the Corporation or affiliates of such stockholders of the Corporation, whether voluntary or involuntary) (each a “Liquidation Event”), each holder of a share of Series A Preferred Stock, after provision for the Corporation's debts and other liabilities, will be entitled to receive the amount of $100.00 per share, plus any declared and unpaid dividends thereon (collectively, the “Liquidation Amount”), prior to any distributions being made in respect of any common stock and any shares of any other series or class of preferred stock of the Corporation, whether presently outstanding or hereafter issued, except for a class of preferred stock which, by its terms, is stated to be senior to or pari passu with the Series A Preferred Stock as to ranking and liquidation preference. A merger, reorganization or other transaction will be treated as a Liquidation Event if such results in a Change of Control, unless the holders of Series A Preferred Stock determine that such transaction shall not be deemed a Liquidation Event.

(b) Ranking. All shares of Series A Preferred Stock shall rank as to payment of Liquidation Amount, upon the occurrence of a Liquidation Event, senior to the common stock and any shares of any other series or class of preferred stock of the Corporation, whether presently outstanding or hereafter issued, except for a class of preferred stock which, by its terms, is stated to be senior to or pari passu with the Series A Preferred Stock as to ranking and liquidation preference. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Liquidation Amount, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the respective Liquidation Amounts of the outstanding shares of Series A Preferred Stock held by such holders.

(c) Redemption.

(1) Optional Redemption. The Corporation shall have the right, but not the obligation, to purchase, call, redeem or otherwise acquire for value any or all of the shares of Series A Preferred Stock at any time upon payment of an amount per share equal to the Liquidation Amount to and including the date on which the Series A Preferred Stock are to be redeemed. Any partial redemption shall be made on a pro rate basis. Such right shall be exercised by providing written notice to any such remaining holders, specifying the number of shares of Series A Preferred Stock to be redeemed and the date on which such redemption shall occur, which date shall not be less than forty-five (45) days following the date the Corporation delivers such notice of exercise. Upon surrender of each affected holder's shares of Series A Preferred Stock, duly endorsed, together with such other instruments as the Corporation may reasonably require to insure that such shares of Series A Preferred Stock are duly and validly transferred to the Corporation, free of all Liens, the Corporation shall pay to each surrendering holder an amount in cash or other immediately available funds equal to the Liquidation Amount multiplied by the number of shares of Series A Preferred Stock that have been surrendered for redemption for such holder. For these purposes, “Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(2) Available Funds. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Payment Date are insufficient to redeem all of the shares of Series A Preferred Stock on such date, or, if the Corporation, for any reason whatsoever, refuses to redeem all of the shares of Series A Preferred Stock those funds that are legally available for redemption will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders thereof on the basis of the aggregate Liquidation Amount of the shares of Series A Preferred Stock held by each such holder as compared to the aggregate Liquidation Amount of all then-outstanding shares of Series A Preferred Stock. Shares of Series A Preferred Stock not so redeemed shall continue to be outstanding. At the earliest time thereafter as additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock in the manner provided above, such funds will be immediately used to redeem the balance of the Series A Preferred Stock in accordance with the preceding sentence.

(d) Voting Rights. Except as otherwise provided by law, Series A Preferred Stock shall not be entitled to voting rights and shall not be entitled to vote on matters submitted to a vote of the Corporation's shareholders. Notwithstanding the foregoing, any amendment to the Certificate of Incorporation of the Corporation that adversely affects the ranking, dividend rights, liquidation preference, redemption or voting rights, or board of directors rights with respect to the Series A Preferred Stock, or would alter or change any other powers, preferences or special rights of the Series A Preferred Stock, shall require the approval of the holders of a majority of the outstanding Series A Preferred Stock.

(e) Status of Acquired Shares. Shares of Series A Preferred Stock received upon redemption, purchase or otherwise acquired by the Corporation will be retired and cancelled restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued, but not as shares of Series A Preferred Stock.

Section 3. No Assessment. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment, whether to pay the debts of the Corporation or otherwise.

ARTICLE IV

The governing board of the Corporation shall be known as directors, and the number of directors shall be provided by the bylaws of the Corporation. The names and addresses of the current board of directors of the Corporation are as follows:

T. Jefferson Straub
10280 Camino Santa Fe
San Diego, CA 92121

Stephen P. Wyandt
10280 Camino Santa Fe
San Diego, CA 92121

Paul Wyandt
10280 Camino Santa Fe
San Diego, CA 92121

Eugene B. Price II
10280 Camino Santa Fe
San Diego, CA 92121

Michael D. Sholtis
10280 Camino Santa Fe
San Diego, CA 92121

ARTICLE V

The purpose and objects for which the Corporation is formed are to engage in and carry on any lawful activity, business or trade, and any activities necessary, convenient or desirable to accomplish such purposes, not forbidden by law or by these Articles of Incorporation. The Corporation shall have such rights, privileges and powers as may be conferred by Chapter 78 of the Nevada Revised States, or as may be conferred upon corporations by any other existing law.

ARTICLE VI

The Corporation may maintain an office or offices, and may keep its books (subject to any provision contained in the Nevada Revised Statutes), in such place or places within or without the State of Nevada as may from time to time be designated by the board of directors, or by the bylaws of the Corporation.

ARTICLE VII

The Corporation may conduct all corporation business of every kind and nature, including without limitation the holding of all meetings by the board of directors.

ARTICLE VIII

No stockholder shall be entitled as a matter of right to subscribe for or receive, or have any preemptive or preferential rights to acquire, additional shares of any class or series of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized:

Section 1. Unless prohibited in the bylaws, if any, adopted by the stockholders of the Corporation, to make, alter or amend the bylaws of the Corporation, including without limitation any bylaws adopted by said stockholders.

Section 2. To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

Section 3. By resolution passed by a majority of the whole board of directors, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation, which, to the extent provided in the resolution, or in the bylaws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be stated in the bylaws of the Corporation, or as may be determined from time to time by resolution adopted by the board of directors.

Section 4. When and as authorized by the affirmative vote of the stockholders representing a majority of the voting power of each series or class of issued and outstanding stock entitled to vote thereon at a stockholders meeting called for that purpose, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including without limitation its good will and its corporate franchises, upon such terms and conditions as the board of directors deems expedient and for the best interests of the Corporation.

ARTICLE X

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Any repeal or modification of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

The Corporation expressly elects not to be governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, and the provisions of such statutes shall not apply to the Corporation.

ARTICLE XII

The Corporation expressly elects not to be governed by the provisions of Nevada Revised Statutes 78.411 to 78.444, inclusive, and the provisions of such statutes shall not apply to the Corporation.

ARTICLE XIII

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in its articles of incorporation, in the manner now or hereafter prescribed by statute, or by these articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

The Corporation is to have perpetual existence, unless dissolved according to law.

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B. The foregoing amended and restated articles of incorporation have been duly approved by the board of directors of the Corporation, no shares of capital stock having been issued.

C. The undersigned, constituting at least two-thirds of the members of the board of directors of the Corporation, have executed these amended and restated articles of incorporation this __ day of ____________, 2008.

/s/ Stephen P. Wyandt
Stephen P. Wyandt, Director

/s/ T. Jefferson Straub
T. Jefferson Straub, Director

/s/ Paul M. Wyandt
Paul M. Wyandt, Director

/s/ Eugene B. Price II
Eugene B. Price II, Director

/s/ Michael D. Sholtis
Michael D. Sholtis, Director